Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Avid Technology, Inc. (the “Company”) nor Orad Hi-Tech Systems Ltd. (“Orad”) undertakes any obligation to update publicly or revise any forward-looking statements.

OVERVIEW

On June 23, 2015, the Company completed its acquisition of Orad, an Israeli company listed on the Frankfurt Stock Exchange. The acquisition was accomplished by the merger of a wholly owned subsidiary of the Company with and into Orad, and upon consummation of the merger, Merger Sub ceased to exist and Orad became an indirect wholly owned subsidiary of the Company. Each issued and outstanding share of Orad common stock was canceled and converted into the right to receive consideration equal to €5.67 in cash, without interest. The total consideration represented an enterprise value of approximately $66 million based on the exchange rate on the date of closing, net of estimated cash acquired.

The unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) contained herein gives effect to the acquisition by the Company of Orad. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2015 and 12 months ended December 31, 2014 have been prepared as if the acquisition had occurred at January 1, 2014. An unaudited pro forma condensed combined balance sheet has not been included herein since the effects of the acquisition have been reflected in the Company’s condensed consolidated balance sheet as of June 30, 2015 included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

The historical financial information of Orad has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable, and with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of the Company and Orad. Additionally, the historical Orad financial statements (which were prepared in accordance with international financial reporting standards, or IFRS) have been adjusted to conform to accounting principles generally accepted in the United States of America, or US GAAP. The assumptions used to prepare the Pro Forma Financial Information are contained in the accompanying notes and should be reviewed in their entirety. The Pro Forma Financial Information is for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the Orad acquisition been consummated on January 1, 2014, and should not be taken as representative of future consolidated operating results of the Company. The Pro Forma Financial Information does not reflect any operating efficiencies or cost savings that the Company may achieve, or any additional expenses that the Company may incur, with respect to the combined companies.

The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Orad included in this Current Report on Form 8-K/A and of the Company included in its Annual Report on Form 10-K for the 12 months ended December 31, 2014 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Three Months Ended March 31, 2015
(in thousands, except per share data)

	Avid Technology, Inc.	Orad Hi-Tec Systems Ltd.	Pro Forma Adjustments		Pro Forma Combined

Net revenues	$119,586	$10,357	$—		$129,943
Cost of revenues	47,492	3,163	(9)	(E)	50,646
Amortization of intangible assets	—	21	1,929	(A)	1,950
Gross profit	72,094	7,173	(1,920)		77,347

Operating expenses:
Research and development	23,173	1,543	(20)	(E)	24,696
Marketing and selling	28,045	3,253	(8)	(E)	31,290
General and administrative	19,387	795	(11)	(E)	20,171
Amortization of intangible assets	374	8	361	(B)	743
Restructuring (recoveries) costs, net	—	—	—		—
Total operating expenses	70,979	5,599	322		76,900

Operating income (loss)	1,115	1,574	(2,242)		447
Interest and other expense	(723)	(846)	(2,118)	(C) (E)	(3,687)
Income (loss) before taxes	392	728	(4,360)		(3,240)
Income tax expense (benefit)	561	28	(575)	(D) (E)	14
Net (loss) income	$(169)	$700	$(3,785)		$(3,254)

Earnings (loss) per share - basic and diluted	$0.00				$(0.08)

Weighted avg. common shares outstanding - basic	39,387				39,387
Weighted avg. common shares outstanding - diluted	39,387				39,387

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Twelve Months Ended December 31, 2014
(in thousands, except per share data)

	Avid Technology, Inc.	Orad Hi-Tec Systems Ltd.	Pro Forma Adjustments		Pro Forma Combined

Net revenues	$530,251	$40,515	$—		$570,766
Cost of revenues	204,421	12,175	8	(E)	216,604
Amortization of intangible assets	50	83	7,717	(A)	7,850
Gross profit	325,780	28,257	(7,725)		346,312

Operating expenses:
Research and development	90,390	6,121	18	(E)	96,529
Marketing and selling	133,049	13,846	54	(E)	146,949
General and administrative	81,181	3,898	18	(E)	85,097
Amortization of intangible assets	1,626	31	1,444	(B)	3,101
Restructuring (recoveries) costs, net	(165)	—	—		(165)
Total operating expenses	306,081	23,896	1,534		331,511

Operating income (loss)	19,699	4,361	(9,259)		14,801
Interest and other expense	(2,784)	(817)	(8,188)	(C) (E)	(11,789)
Income (loss) before taxes	16,916	3,544	(17,447)		3,013
Income tax expense (benefit)	2,188	183	(1,138)	(D) (E)	1,233
Net income (loss)	$14,728	$3,361	$(16,309)		$1,780

Earnings per share - basic and diluted	$0.38				$0.05

Weighted avg. common shares outstanding - basic	39,147				39,147
Weighted avg. common shares outstanding - diluted	39,267				39,267

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(Amounts in thousands)

NOTE 1 - THE TRANSACTION

On June 23, 2015, the Company completed its acquisition of Orad. Each issued and outstanding share of Orad common stock was canceled and converted into the right to receive consideration equal to €5.67 in cash, representing total consideration paid of $66.0 million based on the exchange rate on the date of closing, net of estimated cash acquired. As a result of the acquisition, the Company incurred merger and integration costs of approximately $4.3 million, which was recorded as general and administrative expenses in the Company’s statement of operations. Orad provides 3D real-time graphics, video servers and related asset management solutions. The acquisition adds content creation and media management solutions to the Avid MediaCentral Platform.

On June 15, 2015, the Company issued $125.0 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2020 (the “Notes”) in an offering conducted in accordance with Rule 144A under the Securities Act of 1933. The net proceeds from the offering were $120.6 million after deducting the initial purchasers’ discount and the estimated offering expenses. The Notes pay interest semi-annually on June 15 and December 15 of each year, beginning on December 15, 2015, at an annual rate of 2.00% and mature on June 15, 2020 unless earlier converted or repurchased in accordance with their terms prior to such date. A portion of the proceeds from the Notes were used to fund the acquisition of Orad.

The following table summarizes the preliminary purchase price allocation to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Cash	$7,477
Long-term deferred tax assets, net	2,636
Other tangible assets	19,701
Identifiable intangible assets	37,200
Goodwill	33,905
Total assets acquired	100,919

Long-term deferred tax liabilities, net	(9,942)
Other liabilities assumed	(17,533)
Total liabilities assumed	(27,475)
Total purchase price	$73,444

The Company is continuing to collect information, refine preliminary valuations with additional information, and evaluate the fair value of the assets acquired and liabilities assumed, and related tax effects. As a result, adjustments to the values presented above may be made in future filings.

NOTE 2 - RECLASSIFICATIONS

Certain reclassifications have been made to the historical results of Orad to conform with the Company’s presentation. Conforming changes primarily reflect the reclassification of operating costs and expenses into categories displayed in the Company’s statement of operations.

NOTE 3 - PRO FORMA ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following adjustments were applied to the historical statements of operations of the Company and Orad for the periods presented:

		Three Months Ended March 31, 2015	Twelve Months Ended December 31, 2014

(A)	Record amortization of purchased technology acquired from Orad based on an estimated fair value of $31.2 million amortized over an estimated life of four years.	$1,950	$7,800
	Reverse amortization expense of intangible assets resulting from acquisitions previously consummated by Orad.	(21)	(83)
	Adjustment required	$1,929	$7,717

(B)	Record amortization of customer relationship and trade name intangible assets acquired from Orad based on an estimated fair value of $5.8 million for customer relationships amortized over an estimated life of four years and $0.2 million for trade names amortized over an estimated life of two years.	$369	$1,475
	Reverse amortization expense of intangible assets resulting from acquisitions previously consummated by Orad.	(8)	(31)
	Adjustment required	$361	$1,444

(C)	Record interest expense in connection with the issuance of acquisition-related debt using an effective interest rate of 8%, including $5.5 million of non-cash interest expense related to the amortization of original issue discount and deferred financing costs. While only $66.0 million of the financing (net of cash acquired) was utilized to finance the acquisition, the pro forma adjustment includes the impact of the financing in its entirety.	$(2,100)	$(8,000)

(D)	Record deferred income tax benefit associated with the amortization of deferred tax liabilities attributable to purchased technology, customer relationships and trade names for which there is no income tax basis.	$(575)	$(2,300)

(E)
Record adjustments to convert historical Orad financial statements from IFRS to US GAAP to reflect differences in accounting for (i) severance and post employment benefits, (ii) royalties and (iii) deferred taxes and related valuation allowances. The net impact of these adjustments were recorded in the following line items in the Unaudited Pro Forma Condensed Combined Statements of Operations:

	Cost of revenues	$(9)	$8
	Research and development	$(20)	$18
	Marketing and selling	$(8)	$54
	General and administrative	$(11)	$18
	Other income (expense)	$(18)	$(188)
	Income tax expense	—	$1,162